Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-1 Nos. 333-236016, 333-232082, 333-231399, 333-232078, 333- 232715, 333-233989 and No. 333-237587) of Jaguar Health, Inc.; and
(2)	Registration Statement (Form S-3 No. 333-238992, 333-248763, 333-220236, 333-255154, 333-256634 and 333-261283) of Jaguar Health, Inc.; and
(3)	Registration Statements (Form S-8 Nos. 333-204280, 333-215303, 333-219939, 333-225057, 333-237816, 333-256626 and 333-256629) of Jaguar Health, Inc.;

of our report dated March 31, 2021 (except for the effects of the reverse stock split described in Note 1, as to which the date is March 24, 2023), with respect to the consolidated financial statements of Jaguar Health, Inc. included in this Annual Report (Form 10-K) of Jaguar Health, Inc. for the year ended December 31, 2022.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 24, 2023